Exhibit 23 - Consent of Independent Registered Public Accounting Firm

The Board of Directors

International Assets Holding Corporation

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-117544, 333-137992, 333-144719 and 333-152461); and on Form S-8 (Nos. 333-108332 and 333-142262); of International Assets Holding Corporation of our report dated November 14, 2008, with respect to the consolidated statements of financial condition of FCStone Group, Inc. and subsidiaries (the “Company”) as of August 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended August 31, 2008, and the effectiveness of internal control over financial reporting as of August 31, 2008, incorporated herein by reference.

Our report dated November 14, 2008, contains an explanatory paragraph stating that, as discussed in note 1 to the consolidated financial statements, in 2007 the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123R, Share Based Payment, and as discussed in note 9 to the consolidated financial statements, in 2008 the Company adopted the measurement provisions of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132R, and the recognition and disclosure provisions of SFAS No. 158 in 2007.

/s/ KPMG LLP

Kansas City, Missouri
December 14, 2009